Exhibit 23.1

CONSENT OF EKS&H LLLP
We consent to the incorporation by reference in the Registration Statement (No. 333-182783) on Form S-4, Registration Statements (Nos. 333-152311, 333-168644, 333-169517, 333-170423 and 333-173520) on Form S-3, and Registration Statements (Nos. 333-138704, 333-144878 and 333-168039) on Form S-8 of Kodiak Oil & Gas Corp. (the “Company”), of our report dated July 11, 2013, relating to the statement of operating revenues and direct operating expenses of properties acquired by the Company on July 12, 2013 which appear in Exhibit 99.1 to this Amendment No. 1 to the Current Report on Form 8-K dated July 15, 2013 filed on September 20, 2013.
/s/ EKS&H LLLP

Denver, Colorado
September 20, 2013